Exhibit 10.1

PROPOSAL FOUR: APPROVAL OF THE GLOBAL INDEMNITY LIMITED 2018 SHARE INCENTIVE PLAN

On March 4, 2018, our Board of Directors adopted, subject to shareholder approval, the Global Indemnity Limited 2018 Share Incentive Plan (the “2018 Share Incentive Plan”). If the 2018 Share Incentive Plan is approved by our shareholders, all officer, employee, consultant and non-employee director equity grants after the Annual General Meeting will be from the 2018 Share Incentive Plan. The Global Indemnity Limited Share Incentive Plan, effective since February 2014, is set to expire pursuant to its terms on February 9, 2019 (the “2014 Plan”).

The primary purpose of the 2018 Share Incentive Plan is to provide Global Indemnity a competitive advantage in attracting, retaining and motivating officers, employees, consultants and non-employee directors, and to provide Global Indemnity with a share plan providing incentives linked to the financial results of the Company’s business and increases in shareholder value. The 2018 Share Incentive Plan provides for the issuance of stock options, restricted shares and other share-based awards (collectively the “Awards”).

If shareholders approve the 2018 Share Incentive Plan, we will terminate the 2014 Plan and not make any new grants under the 2014 Plan. As of April 3, 2018, approximately 1,431,800 shares remained available for grant under the 2014 Plan. As of the same date, 600,000 shares were subject to awards outstanding under the 2014 Plan all of which were options. The options (as of the same date) had a weighted average remaining term of 8.3 years and a weighted average exercise price of $44.22 per share. In addition, as of the same date, 300,000 shares were subject to awards outstanding under the 2003 Plan, all of which were options with a weighted average remaining term of 3.5 years and a weighted average exercise price of $17.87 per share. Assuming that the 2018 Share Incentive Plan is approved by shareholders, the shares that remain in the 2014 Plan as of the date of the Annual Meeting never will be granted. Any awards previously granted under the 2014 Plan will remain outstanding in accordance with their terms. Any shares subject to outstanding 2014 Plan awards that are forfeited or otherwise expire will not be returned to the 2014 Plan or to the 2018 Share Incentive Plan. We are asking shareholders to approve the 2018 Share Incentive Plan so that we may continue to use an equity incentive plan to help us achieve our goals, notwithstanding the anticipated expiration of the 2014 Plan.

A total of 2,500,000 A ordinary shares are reserved for issuance under the 2018 Share Incentive Plan. No Awards have been granted under the 2018 Share Incentive Plan, but the total number of shares issuable under awards we have granted under the 2014 Plan, as a percentage of our annual weighted average A ordinary Shares outstanding (the “burn rate”) has been on average 1.6% over the last three completed fiscal years, which is below the Institutional Shareholder Services, Inc. industry benchmark for Non-Russell 3000 companies of 5.7%. This calculation is based on the number of shares issuable at the target level of performance under awards as of the dates they were granted. Assuming all 2,500,000 A ordinary shares of the Company are to be available under the 2018 Share Incentive Plan pursuant to this proposal were fully dilutive as of April 3, 2018, the dilutive effect on all outstanding A ordinary shares would be approximately 15%. We currently expect that the initial 2,500,000 A ordinary shares under the 2018 Share Incentive Plan will be sufficient to meet our needs for approximately five years and that we will not need to ask shareholders for additional shares until the 2022 Annual Meeting. However, future business conditions or other circumstances may cause us to ask for additional shares sooner or later than that projected date.

The following is a summary of the material terms of the 2018 Share Incentive Plan, and does not include all of the provisions of the 2018 Share Incentive Plan. For further information about the 2018 Share Incentive Plan, we refer you to a complete copy of the 2018 Share Incentive Plan, which is attached as Exhibit A to this Proxy Statement.

Administration

The 2018 Share Incentive Plan provides that it will be administered by the Compensation Committee of our Board, or another committee of the Board constituted so as to permit awards under the 2018 Share Incentive Plan to comply with the “non-employee director” provisions of Rule 16b-3 under the Exchange Act, or, absent a committee to administer the 2018 Share Incentive Plan, the Board. The administrator is empowered to select who may participate in the 2018 Share Incentive Plan; determine whether and to what extent Awards are granted; determine the number of A ordinary shares covered by each Award; determine the terms and conditions of any Award, including exercise price and vesting; subject to the terms of the 2018 Share Incentive Plan, modify, amend or adjust the terms and conditions of any Award, including to reduce or increase the exercise price of an outstanding stock option or other share-based award or to cancel and replace stock options with a below Fair Market Value exercise price, or institute a program under which outstanding Awards are surrendered or cancelled in exchange for awards of the same type, awards of a different type, and/or cash, or under which participants would have the opportunity to transfer outstanding Awards to a financial institution or other person or entity selected by the administrator; determine to what extent and under what circumstances awards or payments thereunder shall be deferred; adopt, alter and repeal administrative rules for the 2018 Share Incentive Plan; interpret the terms and provisions of the 2018 Share Incentive Plan and any Award issued; adopt any sub-plans as deemed necessary or appropriate; and otherwise supervise and administer the 2018 Share Incentive Plan.

A Ordinary Shares Subject to the 2018 Share Incentive Plan; Equity Restructuring Transactions and Acquisition Events

The 2018 Share Incentive Plan makes available the number of A ordinary shares described above, subject to adjustments. If any outstanding Award is terminated or expires without being exercised or forfeited or repurchased due to failure to vest, the shares subject to such Awards will again be available for distribution in connection with Awards under the 2018 Share Incentive Plan. In addition, in determining the number of A ordinary shares available for Awards other than incentive stock options (“ISOs”), if A ordinary shares have been delivered or exchanged by a participant as full or partial payment to the Company for payment of the exercise price, or for payment of withholding taxes, or if the number of A ordinary shares otherwise deliverable has been reduced for payment of the exercise price or for payment of withholding taxes or if Awards are surrendered pursuant to an exchange program, the number of A ordinary shares exchanged or reduced as payment in connection with the exercise or for withholding or surrendered pursuant to an exchange program shall again be available for purposes of Awards other than ISOs.

The total number of A ordinary shares subject to any option which may be granted under the 2018 Share Incentive Plan to any participant, subject to adjustments under the terms of the plan, is 300,000 during each fiscal year of Global Indemnity and shall be cumulative; that is, to the extent that A ordinary shares for which options are permitted to be granted during a fiscal year to a participant are not covered by a grant of an option, such A ordinary shares available for grants to such a participant automatically increase in subsequent fiscal years during the term of the 2018 Share Incentive Plan until used. The total number of other share based awards, as defined in the 2018 Share Incentive Plan, contingent upon the attainment of performance goals granted to any participant in any fiscal year shall not exceed 50,000, subject to adjustments under the terms of the 2018 Share Incentive Plan.

In the event any merger, reorganization, consolidation, combination, recapitalization, spin-off, stock dividend, share split, reverse share split, extraordinary distribution (whether in the form of shares, cash or other securities or property) with respect to the A ordinary shares, any repurchase or exchange of A ordinary shares or any other securities of the Company, any sale or transfer of all or part of the Company’s assets or business or other change in corporate structure affecting the A ordinary shares occurs or is proposed (such an event, an “Equity Restructuring”), the administrator shall make such substitution or adjustment in the aggregate number and kind of shares or other property reserved for issuance under the 2018 Share Incentive Plan or any limitations under the 2018 Share Incentive Plan, in the number, kind and exercise price of shares or other property subject to outstanding Awards, as applicable, and/or such other substitution or adjustments, in each case as the administrator shall determine in its discretion to be appropriate, in order to prevent diminution or enlargement of the benefits intended to be made available under the 2018 Share Incentive Plan, provided that, in no case shall such determination adversely affect in any material respect the rights of a participant. In connection with any Equity Restructuring, the administrator may provide, in its sole discretion, for the cancellation of any outstanding stock option and payment in cash or other property in exchange therefor in an amount equal to the excess at such time, if any, of the fair market value of the underlying A ordinary shares over the per share exercise price for such stock options.

In the event of a merger or consolidation in which the Company is not the surviving entity or in the event of any transaction that results in the acquisition of substantially all of the Company’s outstanding A ordinary shares by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company’s assets (all of the foregoing being referred to as “Acquisition Events”), then the administrator may, in its sole discretion treat outstanding Awards as the administrator determines without a participant’s consent, including without limitation that the administrator may: determine that Awards will be assumed, or substantially equivalent awards will be substituted with appropriate adjustments as to the number and kind of shares and prices; terminate all outstanding stock options, subject to certain notice and acceleration provisions set forth in the 2018 Share Incentive Plan; determine that outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse upon consummation of the Acquisition Event and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of the Acquisition Event; the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction or the replacement of such Award with other rights or property selected by the administrator in its sole discretion; or any combination of the foregoing. In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Award will fully vest with any performance goals or other vesting criteria deemed achieved at 100% of target levels, unless specifically provided otherwise under the applicable Award agreement.

In the event of the proposed dissolution or liquidation of the company, the administrator will notify participants as soon as practicable prior to the effective date of the proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

Participants

Persons who are (a) officers, directors, employees and consultants of Global Indemnity and/or any of its affiliates, (b) at the time of grant may be performing services for Global Indemnity or any of its affiliates, including officers, directors, employees, consultants and affiliates of Fox Paine; and (c) non-employee directors of Global Indemnity and its affiliates who are responsible for or contribute to the management, growth and profitability of the business of the Company and its affiliates, are eligible to be granted Awards under the 2018 Share Incentive Plan. However, incentive stock options may be granted only to employees of the Company, its subsidiaries or its parent. As of April 3, 2018, approximately 38 employees, including all of our executive officers and nine non-employee directors would be eligible to be selected to be granted an Award under the 2018 Share Incentive Plan.

Stock Options

A stock option granted under the 2018 Share Incentive Plan permits the holder to purchase from Global Indemnity a stated number of A ordinary shares at an exercise price established by the administrator. Stock Options shall be evidenced by an option agreement and are subject to the terms of the 2018 Share Incentive Plan. Options will be designated as either nonstatutory stock options or incentive stock options. Grantees of ISOs potentially receive more favorable tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”) as compared to nonstatutory stock options. The exercise price per share of an option may not be less than the fair market value of an A ordinary share on the date of the grant. The exercise price per share of ISOs granted to a 10% or greater shareholder may not be less than 110% of the fair market value on the date of grant. Notwithstanding the foregoing, options may be granted with an exercise price per share of less than the fair market value of an A ordinary share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. The term of each stock option shall be determined by the administrator on the date of the grant, but may not exceed ten years (or, in the case of an ISO granted to a 10% or greater shareholder, five years). Stock options generally are non-transferable. Payment of the exercise price of stock options may be made by certified or bank check or such other instrument or method of payment as the administrator may accept. Unless otherwise provided in the award agreement, payment may also be made in the form of fully vested A ordinary shares under specified circumstances or in the form of a promissory note to the extent permitted by applicable laws. Unless otherwise provided in the applicable award agreement, exercise of a stock option through a broker’s cashless exercise or through “net settlement” in A ordinary shares or other cashless exercise program implemented by the Company is also permitted. After termination for any reason other than Cause, as defined in the 2018 Share Incentive Plan, including death or disability, of a participant, he or she may exercise his or her option, to the extent vested, for the period of time specified in the option agreement. In the absence of a specified time in the option agreement, the option will remain exercisable for ninety (90) days following a termination. However, an option generally may not be exercised later than the expiration of its term. If a participant is terminated for cause (as defined), or at the time the such participant voluntarily terminates employment within ninety (90) days after the occurrence of an event that would be grounds for a termination for cause, the option will be cancelled immediately upon such termination, and will not then be exercisable by such participant.

Restricted Shares

Restricted share awards are A ordinary shares that vest in accordance with terms and conditions established by the administrator. The administrator shall determine to whom and the time at which grants of restricted shares will be awarded, the number of shares to be awarded to any participant, the purchase price, the vesting conditions, the times within which such awards may be subject to cancellation, repurchase and transfer restrictions and any other terms and conditions of the awards. The terms and conditions of each award shall be evidenced by a restricted share agreement. Unless otherwise specified in the restricted share agreement, upon a participant’s termination for any reason during the relevant restriction period, all unvested restricted shares shall be forfeited.

Other Share-Based Awards

The administrator is authorized to grant other share-based awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to A ordinary shares and to set the terms and conditions of such grants in accordance with the 2018 Share Incentive Plan. Other share-based awards may include, but are not limited to, A ordinary shares awarded purely as a bonus and not subject to any restrictions or conditions, A ordinary shares in payment of the amounts due under an incentive or performance plan, share appreciation rights, share equivalent units, and awards valued by reference to book value of A ordinary shares. Unless otherwise provided in the applicable award agreement, the recipient of other share-based awards will be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of A ordinary shares covered by the Award, as determined at the time of the award by the administrator, in its sole discretion.

Term, Amendment and Termination

The 2018 Share Incentive Plan is effective on March 4, 2018 (subject to shareholder approval) and will expire on March 4, 2023 unless terminated earlier by the administrator or the Board. Awards outstanding as of such date shall not be affected or impaired by the expiration of the 2018 Share Incentive Plan and shall remain subject to the Plan’s terms.

Subject to applicable law, the 2018 Share Incentive Plan may, at any time, be amended, altered, suspended or terminated, prospectively or retroactively, by the administrator; provided, however, that no amendment, alteration, suspension or termination shall be made that is materially adverse to the rights of a participant under an Award without such participant’s consent unless otherwise provided by law or in the 2018 Share Incentive Plan. In addition, shareholder approval may be required to satisfy tax rules or to satisfy other applicable legal or regulatory requirements including exchange listing requirements.

Unfunded Status of Plan

It is intended that the 2018 Share Incentive Plan constitute an “unfunded” plan for incentive and deferred compensation.

General Provisions

Restricted A ordinary shares and A ordinary shares issued upon exercise of stock options or pursuant to other Awards shall be evidenced in such manner as the administrator may deem appropriate, including book entry registration or issuance of one or more share certificates. Any certificate issued shall be registered and shall bear the appropriate legends, if any.

A participant shall make the necessary arrangements to satisfy any payment or withholding of applicable US federal, state, local or non-U.S. taxes, including, if approved by the administrator, by paying with A ordinary shares, including any A ordinary shares that are part of an Award giving rise to the withholding requirement. In order to satisfy tax withholding requirements, the administrator may permit a participant to deliver already-owned A ordinary shares having a value equal to the withholding or to have an equal amount of A ordinary shares withheld or sold to pay for the taxes.

The 2018 Share Incentive Plan and all Awards shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

No fractional shares shall be issued under the Share Incentive Plan and no cash settlements shall be made with respect to fractional shares eliminated by rounding.

To the extent required by the administrator, the participant may be required to execute and deliver a shareholder’s agreement or such other documentation as a condition to the receipt of an Award, which shall set forth certain restrictions on transferability of the Award, a right of first refusal of Global Indemnity with respect to the Award, the right of Global Indemnity to purchase the Award restricted A ordinary shares and A ordinary shares issued upon exercise of stock options and other such terms as the administrator shall establish from time to time.

The administrator may specify in an Award agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to the reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. In addition, an Award will be subject to the Company’s clawback policy as may be established and/or amended from time to time (the “Clawback Policy”). The administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with applicable laws.

U.S. Federal Income Tax Consequences

The following is a summary of the general U.S. federal income tax consequences to U.S. taxpayers and Global Indemnity of Awards granted under the 2018 Share Incentive Plan. Tax consequences for any particular individual may be different. Stock option grants under the 2018 Share Incentive Plan may be intended to qualify as incentive stock options under Section 422 of the Code or may be non-qualified (nonstatutory) stock options. Generally, no federal income tax is payable by a participant upon the grant of a stock option and no deduction is taken by the Company. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the fair market value of the common stock on the exercise date and the stock option exercise price. Global Indemnity will be entitled to a corresponding deduction on its income tax return, subject to certain limits under applicable tax laws. A participant will have no taxable income upon exercising an incentive stock option provided that the applicable periods for holding the resulting shares of stock are satisfied (except that alternative minimum tax may apply), and Global Indemnity will receive no deduction when an incentive stock option is exercised. The tax treatment for a participant of a disposition of shares acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. Global Indemnity may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

For restricted stock awards, no taxes are due when the award is initially made (unless the recipient makes a timely election under Section 83(b) of the Code), but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (i.e., becomes vested or transferable). Income tax is paid at ordinary rates on the value of the stock when the restrictions lapse, and then at capital gain rates when the shares are sold.

Global Indemnity generally will be entitled to a tax deduction in connection with an Award under the 2018 Share Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). However, Section 162(m) of the Code limits the deductibility of compensation paid to our Chief Executive Officer and other “covered employees” as defined in Section 162(m). Covered employees generally include (among others) all of the executive officers shown in the Summary Compensation Table in this proxy statement and any future executive officers shown in any Summary Compensation Table in any of our future proxy statements. No tax deduction is allowed for compensation paid to any covered employee to the extent that the total compensation for that executive exceeds $1,000,000 in any taxable year. Therefore, in any given year in which a covered employee recognizes income from an Award granted under the 2018 Share Incentive Plan, we generally will be able to take a tax deduction of only $1,000,000 or less for that covered employee’s compensation for the year, regardless of the amount of compensation recognized by such covered employee from the Award or otherwise.

The 2018 Share Incentive Plan is intended to avoid the application of taxes under Section 409A and Section 457A of the Code to any participant on account of the grant, vesting, or settlement of awards.

The 2018 Share Incentive Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

Participation in the Plan

The grant of awards (if any) that any individual may receive under the 2018 Share Incentive Plan is in the discretion of the Compensation Committee or other committee (of the Board) acting as the administrator of the 2018 Share Incentive Plan and therefore cannot be determined in advance. Our executive officers and non-employee members of the Board have an interest in this proposal because they are eligible to receive discretionary Awards under the Plan.

No Awards have yet been granted under the 2018 Share Incentive Plan. If the 2018 Share Incentive Plan had been in effect in 2017, equity awards to non-employee directors, executive officers, and employees would have been the same as were made under the 2014 Plan. For information on equity awards we made in 2017 please see the disclosure under “2017 Non-Employee Director Compensation” below, disclosure under the “Summary Compensation Table” below, and Note 16 of our consolidated financial statement contained in our Annual Report on Form 10-K for the year ended December 31, 2017.

UPON APPROVAL OF THE 2018 SHARE INCENTIVE PLAN BY THE SHAREHOLDERS, THE COMPANY INTENDS TO REGISTER UNDER THE SECURITIES ACT OF 1933 THE 2,500,000 SHARES OF A ORDINARY SHARES AUTHORIZED FOR ISSUANCE UNDER THE 2018 SHARE INCENTIVE PLAN.